                                   EXHIBIT 11

                            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                           For the three       For the three       For the nine        For the nine
                              months              months              months              months
                               ended               ended              ended                ended
                           September 30,       September 30,       September 30,       September 30,
                              Primary          Fully diluted          Primary          Fully diluted
Weighted average
shares
outstanding                  3,385,805           3,385,805           3,385,805           3,385,805

Dilutive effect of
common stock
equivalents                    246,599             246,599             180,171             246,599

Weighted average
common and common
equivalent shares
outstanding                  3,632,404           3,632,404           3,565,976           3,632,404
                             =====================================================================

Net Income                     $63,197             $63,197            $265,403            $265,403
                             =====================================================================

Net income per
common share                   $  0.02             $  0.02            $   0.07            $   0.07
                             =====================================================================

                                      -11-